Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the forgoing Registration Statement on Form S-8 of our report dated April 25, 2018 relating to the consolidated balance sheets of ReTo Eco-Solutions, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes, which appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2017.

/s/ Friedman LLP

New York, New York

January 11, 2019